Exhibit 5.1

Nason, Yeager, Gerson White & Lioce, P.A.

3001 PGA Blvd., Suite 305

Palm Beach Gardens, FL 33410

October 5, 2017

Cocrystal Pharma, Inc.

1860 Montreal Road

Tucker, Georgia 30084

Attention: Mr. Gary Wilcox, Chief Executive Officer

Cocrystal Pharma, Inc. Shelf Registration Statement on Form S-3

Dear Mr. Wilcox:

You have requested our opinion with respect to certain matters in connection with the filing by Cocrystal Pharma, Inc., a Delaware corporation (the “Company”) of a Registration Statement on Form S-3 (the “Registration Statement”) filed on September 26, 2017 by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance and sale from time to time by the Company of shares of common stock of the Company, par value $0.001 per share, preferred stock, warrants to purchase capital stock and units consisting of any combination of the foregoing securities (the “Securities”) having an aggregate maximum offering price of $150,000,000. The Securities may be issued and sold from time to time in multiple transactions pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act and as set forth in the Registration Statement, any amendments thereto, the prospectus contained therein and any amendments or supplements thereto.

In connection with this opinion, we have examined such documents and such matters of fact and law as we have deemed necessary as a basis for this opinion, including, but not limited to, the Registration Statement, the Company’s Certificate of Incorporation, as amended (the “Charter”) and the Company’s Bylaws (the “Bylaws”). We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

Subject to the foregoing and in reliance thereon, it our opinion that when the terms of the issuance and the sale of the Securities have been duly established in conformity with the Charter including for preferred stock the filing with the Delaware Secretary of State of an appropriate Certificate of Designation and the Bylaws, and when the Securities have been duly issued and sold as contemplated by the Registration Statement, the prospectus contained therein and any applicable prospectus supplement, and if all the foregoing actions are taken pursuant to the authority granted by the Company’s Board of Directors, or a duly authorized committee thereof, and so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Company has received full payment therefor in accordance with the authorization of the Board of Directors, or a duly authorized committee thereof, then the Securities will be validly issued, fully paid and non-assessable. Any series of warrants or Units offered or sold pursuant to the Registration Statement will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms in accordance the laws of the State of Delaware including the Delaware General Corporation Law.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 (the “Amendment”) in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Amendment with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Nason, Yeager, Gerson White & Lioce, P.A.
Nason, Yeager, Gerson White & Lioce, P.A.